July 7, 2005

Securities and Exchange Commission

Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for United Mobile Homes, Inc. and, under the date of March 30, 2005, we reported on the consolidated financial statements of United Mobile Homes, Inc. and subsidiaries as of and for the years ended December 31, 2004 and 2003, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004.  On July 1, 2005, our appointment as principal accountants was terminated.  We have read United Mobile Homes’ statements included under Item 4.01 of its Form 8-K dated July 1, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with United Mobile Homes’ statement that the change was approved by the audit committee of the board of directors, or that it did not consult with Reznick Group, P.C. regarding either (a) the application of accounting principles to any completed or contemplated transaction, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements; or (b) any matter that was either the subject of a disagreement or reportable event as defined in Items 304(a)(1)(iv) of Regulation S-K.

Very truly yours,

/S/ KPMG LLP